CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$750,000,000	$87,075

PROSPECTUS Dated January 23, 2009	Pricing Supplement Number: 5136 Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT Dated January 23, 2009	Dated September 9, 2011 Registration Statement: No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Issuer:	General Electric Capital Corporation

Trade Date:	September 9, 2011

Settlement Date (Original Issue Date):	September 14, 2011

Maturity Date:	March 14, 2013

Principal Amount:	US $750,000,000

Price to Public (Issue Price):	100.00%

Agents Commission:	0.10%

All-in Price:	99.90%

Net Proceeds to Issuer:	US $749,250,000

Interest Rate Basis (Benchmark):	3-month LIBOR, as determined by Reuters

Index Currency:	U.S. Dollars

Spread (Plus or Minus):	Plus 0.60%

Index Maturity:	Three Months

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 14th day of each March, June, September and December, commencing December 14, 2011 and ending on the Maturity Date

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Filed Pursuant to Rule 424(b)(3)
Dated September 9, 2011
Registration Statement No. 333-156929

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360, Modified Following Adjusted

Business Day Convention:	New York

Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.

CUSIP:	36962G5G5

ISIN:	US36962G5G53

Common Code:	067806077

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.10% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent (the “Agent”) in connection with the offering.

Institution Lead Managers:	Commitment

Citigroup Global Markets Inc.	$375,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$375,000,000

Total	$750,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(3)
Dated September 9, 2011
Registration Statement No. 333-156929

Additional Information

General

At the quarter ended June 30, 2011, we had outstanding indebtedness totaling $387.429 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year, and excluding bank deposits and non-recourse borrowings of consolidated securitization entities. The total amount of outstanding indebtedness at June 30, 2011, excluding subordinated notes and debentures payable after one year, was equal to $375.476 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2006	2007	2008	2009	2010	June 30, 2011
1.66	1.59	1.24	0.85	1.13	1.57

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.